As filed with the Securities and Exchange Commission on [________], 1997
                                                     Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________
                              CHEVRON CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                 94-0890210
     (State or other juris-                       (I.R.S. Employer
    diction of incorporation)                    Identification No.)

        575 Market Street                               94105
        San Francisco, CA                            (Zip Code)
      (Address of principal
        executive offices)

                 Chevron Corporation Management Incentive Plan
                            (Full title of the plan)

         Lydia I. Beebe                               Copy to:
      Chevron Corporation                           Terry M. Kee
       575 Market Street                            Brian M. Wong
    San Francisco, CA  94105                 Pillsbury Madison & Sutro LLP
         (415) 894-7700                             P.O. Box 7880
  (Name, address and telephone              San Francisco, California 94120
  number of agent for service)                     (415) 983-1000

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                    Proposed maximum    Proposed maximum      Amount of
Title of securities                Amount to be      offering price         aggregate        registration
to be registered                    registered          per share        offering price          fee
-------------------                ------------     ----------------    ----------------     ------------
Deferred Compensation
  Obligations (1)                  $150,000,000           100%           $150,000,000(2)         N/A

---------------------------------------------------------------------------------------------------------
Common Stock,
  par value $1.50 per share           2,191,780        $68.4375(3)       $150,000,000(3)     $45,454.55(3)

---------------------------------------------------------------------------------------------------------
Rights to purchase
  Preferred Stock(4)                  2,191,780           N/A                 N/A                N/A

---------------------------------------------------------------------------------------------------------
Total Registration Fee                  N/A               N/A                 N/A            $45,454.55
=========================================================================================================

(1) The Deferred Compensation Obligations are unsecured general obligations of the Chevron Corporation under the Chevron Corporation Management Incentive Plan in the principal amount of $150,000,000. Certain of such General Obligations may be fulfilled at the option of the plan participant either in cash or in shares of Common Stock of Chevron Corporation. Accordingly, 2,191,780 shares of Common Stock of Chevron Corporation are also being registered hereunder.
(2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.
(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on February 12, 1997.
(4) Associated with the Common Stock are Rights to purchase Preferred Stock that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

                         ______________________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

                                     PART I

ITEM 1.  PLAN INFORMATION.*


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration
Statement:

          (a) The Registrant's Annual Report on Form 10-K (File No. 1-368-2) for the fiscal year ended December 31, 1995.

          (b) The Registrant's Quarterly Reports on Form 10-Q (File No. 1-368-2) for the quarters ending March 31, 1996, June 30, 1996 and September 30, 1996.

          (c) The Registrant's Current Reports on Form 8-K (File No. 1-368-2) dated as of January 4, 1996, January 22, 1996 and January 24, 1997.

          (d) The Registrant's By-Laws, as amended July 27, 1994, containing a description of the common stock, filed as Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter and six month period ended June 30, 1994; the Rights Agreement dated as of November 22, 1988 between the Registrant and Manufacturers Hanover Trust Company of California, as Rights Agent, containing a description of the Rights to purchase Preferred Stock, filed as Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated November 22, 1988; and Amendment No. 1 dated as of December 7, 1989 to the Rights Agreement dated as of November 22, 1988 between the Registrant and Manufacturers Hanover Trust Company of California as Rights Agent, filed as Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated December 7, 1989.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.


ITEM 4.  DESCRIPTION OF SECURITIES.

     The Common Stock of Chevron Corporation is registered under Section 12 of the Exchange Act, and accordingly, no description is provided hereunder.

     The Chevron Corporation Management Incentive Plan (the "Plan") is an unfunded deferred compensation plan. The securities to be issued under the Plan constitute general obligations of the Registrant and will be offered to eligible Plan participants ("Eligible Employees") as described below. An aggregate principal amount of $150,000,000 is being registered under the Plan. Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation in subsequent years.

     Eligible Employees are eligible for designation as participants by the Management Compensation Committee of the Board of Directors of the Registrant (the "Committee") or any successor thereto. Eligible Employees include regular salaried employees, including directors, officers and other individuals serving in important executive, administrative, professional or technical capacities, as determined by the Committee, who have been on the payroll of the Registrant or the payroll of a Participating Affiliate at any time during the year. For this purpose, the term "Participating Affiliate" means any corporation in which the Registrant holds directly or indirectly more than 50% of the voting securities and whose financial accounts are consolidated with those of the Registrant in the financial statement included in the Annual Report to Stockholders.

     Awards under the Plan are determined by the Committee in its sole discretion. After the close of each calendar year (an "Award Year"), the Committee determines the dollar amount of the Award to be made to each Eligible Employee whom the Committee selects to be an Award recipient for that Award Year.

     Awards to Named Executive Officers are subject to certain limitations. A certain percentage of the Registrant's annual income will be set aside for Awards to Named Executive Officers. "Named Executive Officers" are those Eligible Employees who, as of the date of the close of the Award Year, are one of a group of "covered employees," as defined in the regulations under section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee in its sole discretion may reduce the Award otherwise payable to any Named Executive Officer, but in no event may any such reduction result in an increase of the Award payable to any other participant, including, but not limited to, any other Named Executive Officer.

       Awards will be made in any of the following forms or in any combination of forms as determined by the Committee: (i) units representing shares of Common Stock of the Registrant, together with dividend equivalents; (ii) cash; or (iii) shares of Common Stock of the Registrant. After the close of each Award Year, the Committee shall determine the dollar amount of the Award to be made to each Eligible Employee whom the Committee selects to be an Award recipient for the Award Year. An Eligible Employee may elect to defer all or a portion of his Award that may be granted for an Award Year, in 25% increments (a "Deferral Election").

     The Registrant will maintain a Deferral Account for each Eligible Employee. All of the Eligible Employee's Award deferrals will be credited to this Account. The Deferral Accounts are bookkeeping entries only; no assets of the Registrant have been set aside to fund the Registrant's obligations under the Plans. The Deferral Accounts do not give a participant any interest in or claim to any specific asset of the Registrant, nor shall they be deemed to create a trust for the benefit of the participant.

     In the case of a Deferral Election, the value of the deferred portion of his Award will be determined by crediting the Deferral Account with such earnings, gains and losses as would have accrued to the Eligible Employee's Deferral Account had such funds actually been invested in one or more of the Investment Funds maintained in the Registrant's Profit Sharing/Savings Plan. Such investment election may be made in whole percentages totaling 100%. Awards that are not subject to a Deferral Election are distributed in cash. At any time prior to termination of employment, a participant may make a request for an alternative distribution in a lump sum or in annual installments. In the event of a participant's death, Plan benefits will be distributed in the form and at the time designated by the participants's prior valid Deferral Election selected from the payment options offered by the Plan. In the case of undue hardship for a participant, the Committee, in its sole discretion, may direct payment to a participant of all or any portion of any amounts deferred.

     Amounts paid under the Plan will be paid, subject to the determination of the Committee and to the Eligible Employee's Deferral Election, either from the general funds of the Registrant or in shares of Common Stock of the Registrant, and each participant and his beneficiaries have the status of unsecured general creditors of the Registrant with no special or prior right to any assets of the Registrant for payment of any obligations under the Plan. Except as otherwise provided by law, Plan benefits are not assignable, may not be used as security for loans or otherwise alienated and are exempt from the claims of participants' creditors and other claimants. Under the Plan, there is no limitation on the Registrant's right to issue senior debt or other securities. No events of default exist under the Plan nor is any absence of default evidence required.

     The Board may, at any time and for any reason, amend or terminate the Plan. However, any amendment of the Plan will be subject to the approval of the Registrant's stockholders to the extent required by applicable law, regulations or rules. No Awards will be made under the Plan after its termination, but the termination of the Plan will not affect any previously granted Award. The Plan will remain in effect until it is terminated.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of Chevron's restated Certificate of Incorporation provides as follows:

     "1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

     2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is a Corporate Servant.

     3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.

     4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defendant Proceedings and to purchase and maintain insurance on their behalf whether or not the Corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.

     5. Any right or privilege conferred by or pursuant to the provisions of this Article IX shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

     6.   As used in this Article IX:

          (a) `Corporate Servant' means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

          (b) `Corporation Law' means the General Corporation Law of the State of Delaware, as from time to time amended;

          (c) `Indemnify' means to hold harmless against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

          (d) `Proceeding' means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

          (e) `Request of the Corporation' includes any written authorization by an officer of the Corporation."

          Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

          The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron's by-law provisions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.  EXHIBITS.

     See Index to Exhibits.


ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if
     -----------------
     the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on the 14th day of February, 1997.

                                        CHEVRON CORPORATION



                                        By         KENNETH T. DERR*
                                          --------------------------------
                                                   Kenneth T. Derr
                                                Chairman of the Board


                                       *By       /s/ LYDIA I. BEEBE
                                          --------------------------------
                                          Lydia I. Beebe, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 14th day of February, 1997.

PRINCIPAL EXECUTIVE OFFICERS (AND DIRECTORS)

             KENNETH T. DERR*
------------------------------------------
             Kenneth T. Derr
           Chairman of the Board


            JAMES N. SULLIVAN*
------------------------------------------
            James N. Sullivan
        Vice-Chairman of the Board


PRINCIPAL FINANCIAL OFFICER

            MARTIN R. KLITTEN*
------------------------------------------
            Martin R. Klitten
Vice-President and Chief Financial Officer


PRINCIPAL ACCOUNTING OFFICER

             STEPHEN J. CROWE*
------------------------------------------
             Stephen J. Crowe
                Comptroller


DIRECTORS

            SAMUEL H. ARMACOST*
------------------------------------------
            Samuel H. Armacost
                 Director

            RAYMOND E. GALVIN*
------------------------------------------
            Raymond E. Galvin
        Vice-President and Director


                 SAM GINN*
------------------------------------------
                 Sam Ginn
                 Director


              CARLA A. HILLS*
------------------------------------------
              Carla A. Hills
                 Director

            CHARLES M. PIGOTT*
------------------------------------------
            Charles M. Pigott
                 Director


             CONDOLEEZZA RICE*
------------------------------------------
             Condoleezza Rice
                 Director


             FRANK A. SHRONTZ*
------------------------------------------
             Frank A. Shrontz
                 Director


          GEORGE H. WEYERHAEUSER*
------------------------------------------
          George H. Weyerhaeuser
                 Director


              JOHN A. YOUNG*
------------------------------------------
              John A. Young
                 Director




*By         /s/ LYDIA I. BEEBE
   ---------------------------------------
      Lydia I. Beebe, Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                        Sequentially
Exhibit Number                                                         Numbered Page
--------------                                                         -------------

     4.1          Rights Agreement dated as of November 22,                   -
                  1988 between Chevron Corporation and
                  Manufacturers Hanover Trust Company of
                  California, as Rights Agent, filed as Exhibit 4
                  to Chevron corporation's Current Report on
                  Form 8-K dated November 22, 1988 and
                  incorporated herein by reference.

     4.2          Amendment No. 1 dated as of December 7,                     -
                  1989 to Rights Agreement dated as of
                  November 22, 1988 between Chevron
                  Corporation and Manufacturers Hanover Trust
                  Company of California, as Rights Agent, filed
                  as Exhibit 4.0 to Chevron Corporation's
                  Current Report on Form 8-K, dated December
                  7, 1989, and incorporated herein by reference.

     5.1          Opinion regarding legality of the securities               10
                  being offered

    23.1          Consent of Pillsbury Madison & Sutro LLP                    -
                  (included in Exhibit 5.1)

    23.2          Consent of Price Waterhouse LLP                            11

    23.3          Consent of KPMG Peat Marwick LLP                           12

    24.1          Powers of Attorney for directors and certain               13
     to           officers of Chevron Corporation, authorizing
    24.13         the signing of the registration statement on
                  Form S-8 on their behalf.